Exhibit d 5 a

THE MAINSTAY FUNDS
MAINSTAY FUNDS TRUST

MAINSTAY VP FUNDS TRUST

FORM OF AMENDMENT TO THE SUBADVISORY AGREEMENT

This Form of Amendment to the Subadvisory Agreement, made as of the 1st day of May, 2017 (the “Amendment”), between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Cornerstone Capital Management Holdings LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the parties hereto have entered into a Subadvisory Agreement dated as of October 4, 2016, as amended (the “Agreement”); and

WHEREAS, the parties hereby wish to amend Schedule A of the Agreement to reflect a revised subadvisory fee for the MainStay VP Emerging Markets Equity Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective May 1, 2017, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The Remainder Of This Page Has Been Left Blank Intentionally.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:		By:
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Director and Associate	Title:	President
General Counsel

CORNERSTONE CAPITAL MANAGEMENT HOLDINGS LLC

Attest:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

(As of May 1, 2017)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

Fund/PORTFOLIO	Annual Rate

MainStay Funds

MainStay Common Stock Fund *	0.275% up to $500 million; 0.2625% from $500 million to $1 billion; and 0.250% in excess of $1 billion

MainStay International Equity Fund*	0.445% up to $500 million; and 0.425% in excess of $500 million

MainStay Funds Trust

MainStay Absolute Return Multi-Strategy Fund* (portfolio sleeve)	0.625% on all assets

MainStay Balanced Fund* (portfolio sleeve)	0.35% on all assets up to $1 billion; 0.325% from $1 billion to $2 billion; and 0.30% in excess of $2 billion

MainStay Cornerstone Growth Fund*	0.350% on assets up to $500 million; 0.325% on assets from $500 million to $1 billion; 0.3125% on assets from $1 billion to $2 billion; and 0.300% on assets over $2 billion

MainStay Emerging Markets Opportunities Fund*	0.55% on all assets

MainStay International Opportunities Fund*	0.55% on all assets
MainStay S&P 500 Index Fund*	0.125% on all assets up to $1 billion; 0.1125% from $1 billion to $2 billion; 0.1075% from $2 billion to $3 billion; and 0.10% in excess of $3 billion

MainStay U.S. Equity Opportunities Fund*	0.50% on all assets

MainStay VP Funds Trust

MainStay VP Absolute Return Multi-Strategy Portfolio (investment sleeve)*	0.625%

MainStay VP Balanced Portfolio (investment sleeve)	0.35% on assets up to $1 billion; and 0.325% on assets from $1 billion to $2 billion; and 0.30% on assets in excess of $2 billion

MainStay VP Common Stock Portfolio	0.275% on assets up to $500 million; 0.2625% on assets from $500 million to $1 billion; and 0.25% on assets in excess of $1 billion

MainStay VP Cornerstone Growth Portfolio	0.350% on assets up to $500 million; 0.325% on assets from $500 million to $1 billion; 0.3125% on assets from $1 billion to $2 billion; and 0.300% on assets in excess of $2 billion

Fund/PORTFOLIO	Annual Rate

MainStay VP Emerging Markets Equity Portfolio (investment sleeve)	0.525% on assets up to $1 billion; and 0.5125% on assets in excess of $1 billion

MainStay VP International Equity Portfolio	0.445% on assets up to $500 million; 0.425% on assets in excess of $500 million

MainStay VP Mid Cap Core Portfolio*	0.425% on assets up to $1 billion; and 0.40% on assets in excess of $1 billion

MainStay VP S&P 500 Index Portfolio	0.125% on assets up to $1 billion; 0.1125% on assets from $1 billion to $2 billion; 0.1075% on assets from $2 billion to $3 billion; and 0.100% on assets in excess of $3 billion

MainStay VP Small Cap Core Portfolio*	0.425% on assets up to $1 billion; and 0.40% on assets in excess of $1 billion

The portion of the fee based upon the average daily net assets of the respective Portfolio shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Portfolio.

Payment will be made to the Subadvisor on a monthly basis.

* For certain Series listed above, the Manager has agreed to waive a portion of each Portfolio’s management fee or reimburse the expenses of the appropriate class of the Portfolio so that the class’ total ordinary operating expenses do not exceed certain amounts. These waivers or reimbursements may be changed with Board approval. To the extent the Manager has agreed to waive its management fee or reimburse expenses, Cornerstone Capital Management Holdings LLC, as Subadvisor for these Series, has voluntarily agreed to waive or reimburse its fee proportionately.